November ___, 2001

The Board of Managers
Oppenheimer Tremont Opportunity Fund, LLC
498 Seventh Avenue
New York, NY  10018

To the Board of Managers:

                  OppenheimerFunds, Inc. ("OFI") herewith purchases $100,000 principal amount of limited liability company interests ("Interests") of Oppenheimer Tremont Opportunity Fund, LLC for a purchase price of
$100,000.

                  In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such Interests.

                                                     Very truly yours,

                                                     OppenheimerFunds, Inc.

                                                     By:_______________________
                                                     Name:
                                                     Title: